CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No.10 to the Registration Statement of the Reality Shares ETF Trust (Form N-1A: File No. 333-192288) of our report dated December 11, 2015, on the financial statements and financial highlights of the Reality Shares DIVS ETF Fund included in the Annual Report to shareholders for the year ended October 31, 2015.

/s/Ernst & Young LLP

Los Angeles, California

February 23, 2016

A member firm of Ernst & Young Global Limited